Exhibit 2.1

ASSET PURCHASE AGREEMENT

Between and among

StockWalk.Com Group Inc.,

WILLIAM YANG,

And

M-ONE INVESTMENT SECURITIES, INC.

Dated as of August 9, 1999

ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of August 9, 1999, between and among M-ONE INVESTMENT SECURITIES, INC., a California corporation (the “Seller”), WILLIAM YANG (“YANG”) an individual, and STOCKWALK.COM, INC., a Nevada corporation (the “Buyer”);

W I T N E S S E T H:

      WHEREAS, Seller owns and operates a securities brokerage primarily engaged in the business of providing securities and investment services to customers principally through the internet, together with various related assets and facilities (the “Business”); and

      WHEREAS, Yang is President and Chief Executive Officer of Seller and owns in excess of two-thirds (2/ 3) of the outstanding common stock of Seller; and

      WHEREAS, Seller desires to sell certain of its properties and assets and Buyer desires to purchase such properties and assets, all upon the terms and subject to the conditions set forth herein;

      NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein, and other good and valuable consideration in hand paid by each of the parties hereto unto the other, the receipt and sufficiency whereof are hereby acknowledged, Seller, Yang and Buyer hereby agree as follows:

Section  1.  Purchase and Sale of Assets.

      1.1  The Assets.  Upon the terms and subject to the conditions herein contained and in reliance upon the representations, warranties and agreements herein set forth, Seller agrees to convey, sell, assign, transfer and deliver to Buyer free from all liabilities and encumbrances of every kind and nature (except the Assumed Liabilities set forth on Schedule 2 hereof), and Buyer agrees to purchase and acquire from Seller, the following assets used or usable in the Business (collectively the “Assets”), as follows:

(a) Customer Accounts. All of Seller’s customer accounts and all account attributes thereof including Customer Positions as defined below and all contracts or agreements between Seller and the customer related thereto. Specifically included shall be each and every right of Seller on the Escrow Release Date, as defined in Section 4 hereof, to the payment of money from its customers, including, but not limited to, “accounts” as defined in Minnesota Statute §336.9-106, receivables, contract rights, chattel paper, bonds, notes and other debt instruments (the “Receivables”). For purposes of this Agreement, “Customer Positions” means all of the Securities owned and fully paid by Seller’s customers and all customer cash accounts, including customer deposits which are held on customer’s behalf by Seller on the Escrow Release Date.

(b) Furniture, Fixtures and Equipment. All furniture, equipment, trade fixtures and leasehold improvements held by Seller for use in the Business including, but not limited to, the furniture, equipment, trade fixtures and leasehold improvements listed on Schedule 1.1(b) hereto, together with such additions, modifications and replacements thereto (the “Furniture, Fixtures and Equipment”).

(c) Business Leases and Agreements. Such of the agreements, payroll and payroll tax deposits, and leases relating to the operation of the Business listed on Schedule 1.1(c) as remain in effect on the Escrow Release Date, including any renewals, extensions, amendments or modifications thereof; purchase commitments and sales orders and any additional agreements, and leases made or entered into by Seller in the ordinary course of business between the date hereof and the Escrow Release Date, provided that Seller shall not convey and Buyer shall not be obligated to accept any such leases or agreements which have been modified, renewed, extended or amended or made and entered into after the date hereof which have not been consented to by Buyer in writing (the “Business Leases and Agreements”). Specifically included in the Business Leases and Agreements is Seller’s clearing deposit with National Financial Services Corporation subject to Paragraph 4.2 hereof.

(d) General Intangibles. All copyrights, trademarks, service marks, trade secret rights, permits, licenses, authorizations, slogans, trade names, all assets relating to Seller’s internet site, other intangible personal property (including, but not limited to, “general intangibles” as defined in Minnesota Statute §336.9-106) or other similar rights held by Seller for use in the Business on the date hereof or acquired hereafter including, but not limited to, the name “M-One” and any of the foregoing listed on Schedule 1.1(d), together with any additions or modifications thereto, (the “General Intangibles”).

(e) Records. All logs, books and business/ financial records, information and studies, technical information and business data, sales correspondence, lists of customers, all customer records, promotional materials, credit and sales records, and advertising materials of Seller other than Seller’s corporate records (the “Records”).

      1.2  Excluded Assets. The Assets do not include any of the assets or properties listed on Schedule 1.2, all of which are to be retained by Seller and none of which is essential to the operation of the Business by the Buyer (collectively the “Excluded Assets”).

Section 2.  Liabilities of Seller. Buyer does not assume any liabilities of Seller, directly or indirectly, whether pertaining to the operation of the Business, whether fixed or contingent, known or unknown, except for (i) obligations under the Business Leases and Agreements from and after the Escrow Release Date; (ii) the liabilities and obligations related to Seller’s customer accounts as described in Section 1.1(a) which Buyer has agreed to assume as of the Escrow Release Date; and (iii) Seller’s payroll, payroll taxes and other expenses relating to the operation of the Business listed on Schedule 2 hereof as remain in effect on the Escrow Release Date (collectively, the obligations, liabilities, and expenses set forth in (i), (ii), and (iii) are herein called the “Assumed Liabilities”).

Section 3.  Purchase Price and Other Consideration.

      3.1  Purchase Price. The Purchase Price for the Assets will be:

(a) Four Hundred Thousand Dollars ($400,000.00) payable upon completion of the deliveries contemplated by the Escrow Agreement referenced in Section 4 hereof (the “Escrow Release Date”);

(b) Four Hundred Thousand Dollars ($400,000.00) on April 1, 2000, evidenced by a promissory note to be executed by Buyer and guaranteed by Stockwalk.com Group, Inc. delivered to Seller on the Escrow Release Date;

(c) Two Hundred Thousand Dollars ($200,000.00) on February 1, 2001 evidenced by a promissory note to be executed by Buyer and guaranteed by Stockwalk.com Group, Inc. delivered to Seller on the Escrow Release Date;

(d) In addition, on the Escrow Release Date, Buyer shall issue and deliver to Seller 40,000 restricted shares of common stock of Stockwalk.com Group, Inc. (f/k/a NM Holdings, Inc.). Seller shall execute an investment letter in form and substance acceptable to Buyer with regarding to issuance of such restricted securities.

      3.2  Assumption of Liabilities. On the Escrow Release Date, Buyer shall assume and agree to pay the Assumed Liabilities as and when they become due according to their terms.

      3.3  Allocations of Purchase Price. Seller and Buyer agree to allocate the Purchase Price among the Assets in accordance with a schedule agreed to by the parties on or before the Escrow Release Date. Neither Seller nor Buyer shall take a position in any tax return, examination or other administrative or judicial proceeding relating to any such return that is inconsistent with the allocation as is agreed to by the parties pursuant to this Section 3.3. Buyer shall prepare and Seller shall agree in advance of its filing with the IRS, an allocation of assets as set forth in IRS Form 8594.

      3.4  Sales, Use and Deed Taxes and Regulatory Fees. Seller shall be responsible for payment of any California sales, use or deed taxes assessable with respect to the transfer of the assets to be purchased as contemplated herein. Buyer shall be responsible for payment of all costs or fees required to be paid to effectuate the transfer of Customer Positions as specified in Sections 1.1 (a) herein to Buyer and establishing clearing accounts for the Customer Positions including, without limitation, all NSCC and DTC fees and costs.

      3.5  Order Flow. In consideration of the sale of the Assets to Buyer and to the extent permissible and allowable by applicable law or regulation, all order flow of Buyer during the term of the Clearing Agreement referred to in Section 4.1(d)(iii) from and attributable to the M-One Investment Securities, Inc. offices purchased by Buyer in the transactions contemplated by this Agreement shall be processed by MPAC Capital Partners, L.P. on terms and conditions mutually acceptable from time to time to Buyer and MPAC Capital Partners, L.P.

      3.6  Expenses. Seller and Buyer shall each bear its own legal fees and any and all costs and expenses not specified herein with respect to the sale and purchase and other matters contemplated by this Agreement.

Section 4.  Closing.

      4.1  Closing Date. The Closing of the transactions contemplated hereby (the “Closing”) shall occur at 10:00 a.m. C.D.T. on August 9, 1999, at the offices of counsel for Buyer, or at such other time or place as the parties hereto may mutually agree upon in writing. The date on which the Closing will occur is herein referred to as the “Closing Date.”

(a) Closing Procedure. At Closing, Seller, Buyer and Escrow Agent shall execute and deliver the Escrow Agreement of even date hereof, in the form attached hereto as Exhibit A (the “Escrow Agreement”), and shall deliver to the Escrow Agent the following items:

(b) Seller’s Deliveries to the Escrow Agent.

(1) Seller shall deliver a bill of sale, and all other appropriate documents and instruments in customary form and substance, assigning to Buyer good title to all personal property included in the Assets free and clear of any liens, attachments, conditional sales contracts, claims or encumbrances of any kind whatsoever.

(2) Seller shall deliver such assignments and further instruments of transfer as Buyer may reasonably require to effectuate the assignment to it of Business Leases and Agreements and General Intangibles as set forth on Schedules 1.1(c) and 1.1(d) to this Agreement, including any required consents, to the extent herein provided to be assumed by Buyer.

(3) Seller shall deliver the written opinion of Seller’s counsel, dated as of the Closing Date, to the effect that:

(i) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and is authorized and entitled to do business under the laws of the State of California and such other jurisdictions where the nature of their business or the ownership of its properties requires such authorization.

(ii) Seller has the full power and authority to convey, assign, transfer and deliver the Assets required to be conveyed to Buyer as provided herein and this Agreement has been duly authorized, executed and delivered by Seller and is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms (subject to any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally and to general limitations on the availability of equitable remedies).

(iii) The execution, delivery and consummation of this Agreement does not conflict with, result in the breach of, or constitute a default under Seller’s Articles of Incorporation or Bylaws, or any material agreement or instrument of which counsel has knowledge and to which Seller is a party or by which it is bound.

(iv) This Agreement and the transactions contemplated herein have been duly authorized by all necessary corporation action including approval of Seller’s shareholders, and deeds of conveyance, bills of sale and any and all other instruments delivered to the Buyer hereunder have been duly authorized, executed and delivered. This Agreement and such deeds of conveyance, bills of sale and other agreements, executed and delivered hereunder, constitute the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms (subject to any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally and to general limitations on the availability of equitable remedies). The assignments, bills of sale and other documents of transfer executed by Seller are sufficient in legal form to transfer to Buyer Seller’s right, title and interest to the Assets.

(v) No approval, consent or withholding of objection on the part of, or filing, registration or qualification with any governmental instrumentality is necessary in connection with the execution and delivery of this Agreement or any of the instruments delivered at the Closing thereof, which approval, consent or withholding of objection has not been obtained or duly waived.

(vi) Except as disclosed on Schedule 5.11, to the best of the knowledge of such counsel, there are no material actions, suits, arbitration, adversarial legal or administrative proceedings pending or threatened against or affecting Seller, the Business or the Assets which would in any way adversely affect the Business or the Assets or the ability of Seller to perform this Agreement at law or in equity or before or by any governmental instrumentality.

(vii) On the Escrow Release Date, Buyer will receive good and marketable title to the Assets, free and clear of all known security interests, encumbrances, liens or other interests.

(viii) Nothing has come to counsel’s attention that leads it to believe that any schedule or exhibit to the Agreement or any written information provided by Seller pursuant to this Agreement, contains any untrue statement of a material fact necessary to make the statements contained therein or in any schedule not misleading or that Seller has withheld from Buyer any facts which materially adversely affect the property or the business prospects, profits or conditions (financial or otherwise) of the Business.

In giving the foregoing opinion, counsel to Seller may limit its opinion to the laws of the Sate of California and applicable federal law.

(4) Seller shall deliver a certificate or certificates evidencing adoption by the shareholders and the Board of Directors of Seller of resolutions authorizing execution and delivery of this Agreement and performance hereof.

(5) Seller shall deliver such instruments of assignment and assumption called for by this Agreement.

(6) Seller shall deliver a certificate evidencing a change of Seller’s name to a name not deceptively similar to “M-One” or “M-One Investment Securities.”

(7) Seller shall deliver the investment letter as required by Section 3.1(d).

(8) Seller shall deliver the consent of any third parties necessary for the assignment to Buyer of any Business Leases and Agreements, other than any Business Leases and Agreements which, individually or together with all other Business Leases and Agreements for which consent cannot be obtained, are not necessary to operate the Business substantially as heretofore operated. Each such consent will vest in Buyer the full rights of Seller subject only to Seller’s existing obligations thereunder. No consent to be obtained pursuant hereto shall contain any material burdensome or onerous provision.

(9) Seller shall deliver any and all other certificates, agreements or lists to be delivered hereunder by Seller at Closing.

(c) Buyer’s Deliveries to Escrow Agreement.

(1) Buyer shall deposit with the Escrow Agent to be held pursuant to the terms of the Escrow Agreement: (i) the sum of Four Hundred Thousand Dollars ($400,000.00) by either certified funds, cashier’s check, or Federal Reserve wire transfer, and (ii) the promissory notes described in Section 3.1(b) and (c) hereof.

(2) Buyer shall deliver the written opinion of Buyer’s counsel, dated as of the Closing Date, to the effect that:

(i) Buyer is a corporation duly organized, validly existing in good standing and qualified to do business under the laws of the State of Nevada;

(ii) The execution, delivery and consummation of this Agreement does not conflict with, result in the breach of, or constitute a default under Buyer’s Articles of Incorporation or Bylaws or any material agreement or instrument of which counsel has knowledge and to which Buyer is a party or by which it is bound.

(iii) This Agreement has been duly authorized, executed and delivered by Buyer, and is a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally and to general limitations on the availability of equitable remedies);

(iv) No approval, consent or withholding of objection on the part of, or filing, registration or qualification with any governmental instrumentality is necessary in connection with the execution and delivery of this Agreement or any of the instruments delivered at the Closing thereof, which approval, consent or withholding of objection has not been obtained or duly waived;

In giving the foregoing opinion, counsel to Buyer may limit its opinion to the laws of the State of Nevada and applicable federal law.

(3) Buyer shall deliver an agreement or agreements in form and content acceptable to Seller’s counsel evidencing assumption of the Assumed Liabilities by Buyer pursuant to Section 3.2 hereof.

(4) Buyer shall deliver a certificate evidencing adoption by the Board of Directors of Buyer of resolutions authorizing execution and delivery of this Agreement and performance hereof.

(5) Buyer shall deliver a certificate registered in Seller’s name representing 40,000 restricted shares of common stock of Stockwalk.com Group, Inc. as required by Section 3.1(d).

(6) Buyer shall deliver any and all other certificates, agreements or lists to be delivered hereunder by Buyer at Closing.

(d) Additional Documents to be Delivered to Escrow Agreement at Closing. The parties hereto shall cause delivery of the following documents to the Escrow Agent:

(i) Consulting Agreement. William Yang shall have entered into a consulting agreement with Buyer in form and substance satisfactory to Buyer.

(ii) Clearing Agreement. MPAC Capital Partners, L.P. shall have entered into a three (3) year correspondent clearing agreement with Miller, Johnson & Kuehn, Incorporated effective as of the Escrow Release Date in form and substance acceptable to Miller, Johnson & Kuehn, Incorporated.

      4.2  Actions Required Following Closing. Immediately following the Closing, the parties hereto agree to use their best efforts and take any and all steps necessary to notify, and to obtain any requisite approval, in a manner acceptable to Buyer and its counsel on or before August 16, 1999 the following persons and entities of the transactions contemplated hereby and effect the transfer of the Customer Positions to Miller, Johnson & Kuehn, Incorporated (“MJK”) and the Assets to Buyer:

(a) Pacific Stock Exchange

(b) National Association of Securities Dealers, Inc.

(c) Each of Seller’s Customers

(d) National Financial Services Corporation (“National”)

      In addition, immediately following the Closing, Seller shall immediately negotiate a termination of Seller’s clearing agreement with National to be effective on a date and on terms mutually acceptable to Buyer and Seller. Such terms shall include a conversion of Seller’s accounts and Customer Positions to MJK effective as of the Escrow Release Date. Seller agrees to pay, when due, up to fifty percent (50%) of any termination fee incurred in terminating the National clearing agreement, but in no event shall Seller be obligated to pay an amount in excess of Fifty Thousand Dollars ($50,000.00) and Buyer agrees to pay the balance of any termination fee not paid by the Seller.

      4.3  Completion of Transactions. Provided the following items have been completed as certified by Buyer, Seller, and Yang on November 1, 1999, or such earlier or later date as the parties hereto mutually agree in writing, the Escrow Agent shall immediately release the Escrow proceeds and documents to the respective parties (the “Escrow Release Date”):

(a) Seller and Yang shall have delivered to Buyer a certificate of Seller signed by an executive officer of Seller and Yang to the effect that (i) the representations and warranties of Seller and Yang contained herein are true and correct as of the Escrow Release Date; and (ii) no material agreement, lease, commitment, or order, nor any material license, permit or authorization material to the operation of the Business shall have been terminated or invalidated by action of the parties thereto, operation of law, judicial decree or any tribunal or governmental or self-regulatory authority having jurisdiction.

(b) Buyer shall have delivered to Seller a certificate of Buyer signed by an executive officer of Buyer to the effect that the representations and warranties of Buyer contained herein are true and correct as of the Escrow Release Date.

(c) Seller’s counsel shall have reaffirmed its opinion delivered pursuant to Section 4.1(a)(3) hereof as of the Escrow Release Date.

(d) Buyer’s counsel shall have reaffirmed its opinion delivered pursuant to Section 4.1(b)(2) hereof as of the Escrow Release Date.

(e) Seller’s registered representatives’ registrations shall have been transferred to Buyer.

(f) Seller’s customer accounts and Customer Positions shall have been transferred and delivered to MJK.

      In the event either party fails to deliver the requisite certification described in this Section 4.3 on or before November 5, 1999, the Escrow Agent shall promptly return the items, funds and documents deposited by each party hereto at Closing pursuant to the terms of the Escrow Agreement.

Section 5.  Seller’s and Yang’s Representations, Warranties and Covenants.

      Seller and Yang represent, warrant and agree with Buyer or its assigns as follows:

      5.1  Due Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California, is duly qualified or authorized to do business in the State of California and in each other jurisdiction where the nature of its business or the ownership of its properties requires such qualification and has the requisite power and authority to own the Assets, to carry on the business of the Business as now being conducted, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Seller owns no interest in any subsidiary except a 99% interest in MPAC Capital Partners, L.P. a California limited partnership (a/k/a MPAC Trading). Yang owns a 1% interest in MPAC Capital Partners, L.P. and is its sole General Partner.

      5.2  Authorization of Agreement. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors and the shareholders of Seller, and this Agreement constitutes, and such other instruments to be made to consummate the transactions hereby contemplated will constitute, valid and binding obligations of Seller, each enforceable in accordance with their respective terms.

      5.3  No Conflict. Except for notices, filings, authorizations, consents or approvals set forth in Schedule 5.3, neither the execution, delivery and performance nor compliance by Seller with the terms and provisions hereof or of such other instruments will conflict with or result in a breach of any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Seller or any statute, law, ordinance, regulation, rule (other than statutes, laws, ordinances, regulations or rules applicable to business enterprises generally, as to which Seller knows of no such conflict or breach), judgment, order, injunction, decree, writ or ruling of any court or other governmental authority to which Seller is subject or of any agreement, contract or restriction to which Seller is a party or to which it or any of the Assets is subject or give to others any rights of termination or cancellation in or with respect to the Business or the Assets.

      5.4  Financial Statements.

(a) Seller has furnished to Buyer copies of the Balance Sheets and Statements of Operations with respect to the Business for Seller’s fiscal years ended December 31, 1998 and 1997 and for the six (6) month period ended June 30, 1999 (the “Financial Statements”) which are true, correct and complete. The Financial Statements are (a) in accordance with the books and records of Seller, and (b) fair presentations of the financial condition of Seller as of the respective dates of the Financial Statements and the results of operations and changes in financial position for the respective periods then ended. The balance sheet of Seller at June 30, 1999 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.” Except for (a) liabilities reflected on the Balance Sheet, (b) liabilities arising in the ordinary course of business between the Balance Sheet Date and the Closing Date, and (c) outstanding obligations of Seller under Business Leases and Agreements relating to performance by Seller after the Closing Date, there will exist on the Closing Date no liabilities of Seller, contingent or absolute, matured or unmatured.

(b) Seller’s Records are complete, true and correct in all respects.

      5.5  Events Subsequent to Balance Sheet Date. Except as set forth in Schedule 5.5, since the Balance Sheet Date, there has not been any:

(a) transaction by Seller or any change in the business, results of operations, assets, financial condition or manner of conducting the business of Seller, other than transactions and changes in the ordinary course of business, none of which has had a material adverse effect on such business, results of operations, assets or financial condition;

(b) destruction of, or damage to, or loss of any asset of the Seller that has had or will likely have a material adverse effect on the Business (whether or not covered by insurance);

(c) change in accounting methods or practices by Seller;

(d) direct or indirect increase in the salary or other compensation payable or to become payable by Seller to any of its officers, agents or employees except for regular salary increases, or the declaration, payment or commitment or obligation of any kind for the payment, by Seller of a bonus or other additional salary or compensation to any such person;

(e) employment, bonus or deferred compensation agreement entered into between Seller and any of its officers, agents or employees nor any negotiation with, commitment to, or liability incurred in favor of, any labor organization;

(f) sale or transfer of any asset of Seller having a fair market value in excess of Ten Thousand Dollars ($10,000.00);

(g) mortgage, pledge or other encumbrance of any of the Assets;

(h) entering into, amendment or termination by Seller of any material contract, agreement, franchise, permit or license;

(i) waiver or release of any right or claim of Seller except in the ordinary course of business;

(j) single capital expenditure by Seller exceeding Ten Thousand Dollars ($10,000.00), or any agreement not in the ordinary course of business requiring a payment by Seller in excess of Ten Thousand Dollars ($10,000.00);

(k) direct or indirect redemption or other acquisition by Seller of any shares of capital stock of any class, or any declaration, setting aside, or payment of any dividend or other distribution in respect of capital stock of Seller of any class;

(l) option to purchase, or other right to acquire, stock of any class of Seller granted by Seller to any person;

(m) issuance of shares of capital stock of any class by Seller;

(n) indebtedness incurred by Seller for borrowed money or any commitment to borrow money entered into by Seller or any guarantee given by Seller;

(o) amendment to the Articles of Incorporation or Bylaws of Seller;

(p) prepayment of any indebtedness of Seller; or

(q) to the knowledge of Seller any other event or condition of any character that has had a material adverse effect on the financial condition, results of operations or assets of the business of Seller or any other event or condition that will likely have a significant and adverse effect on the financial condition, results of operations or assets of the business of Seller.

      5.6  General Intangibles. To the knowledge of Seller, the General Intangibles set forth in Schedule 1.1(c) are in full force and effect and constitute all general intangibles, copyrights, trademarks, service marks, trade secret rights, permits, licenses, authorizations, trade names, intangible property or other similar rights of Seller which are used or useful in the operation and conduct of the Business as conducted on the date hereof. Except as set forth in Schedule 1.1(d), the permits, licenses and authorizations included as a part of General Intangibles are, and will be at the Escrow Release Date, valid and existing permits, licenses and authorizations in every respect for the purpose of operating the Business; Seller is not in violation of any such permit, license or authorization.

      5.7  Regulatory Compliance. Seller has timely filed all reports required to be filed under the Securities Exchange Act of 1934, state securities laws and the National Association of Securities Dealers, Inc. and such reports are complete and accurate in all material respects. Seller possesses broker-dealer licenses and is a member in good standing of the National Association of Securities Dealers, Inc. and is registered or licensed as a broker or dealer in all states in which it is required to so register.

      5.8  Furniture, Fixtures and Equipment. Except as set forth on Schedule 1.1(b), on the Escrow Release Date all Furniture, Fixtures and Equipment will be in good working order subject to normal wear and tear, sufficient to permit Buyer, immediately following the Escrow Release Date, to operate and conduct the Business as conducted on the date hereof and, to the knowledge of Seller, free of any latent defects that would materially adversely affect the Business.

      5.9  Agreements.

(a) Except for agreements related to the Excluded Assets, Schedule 5.9(a) contains a complete and accurate list, as of the date hereof, of all agreements (other than customer account agreements, inventory, purchase commitments and customer orders) to which Seller is a party.

(b) Schedule 5.9(b) contains a complete and accurate list as of the date hereof of all pension, profit sharing, deferred compensation or employee benefit plans and all employment or collective bargaining agreements and all other agreements with employees of Seller. Schedule 5.9(b) also contains a complete and accurate list of all employees of the Business, including the name and position of each employee, the date on which each employee was employed by the Business, the date and amount of last increments of compensation of each salaried employee, the wage schedules for unsalaried employees for 1997 and 1998, the present compensation, including base compensation and incentive payments and perquisites, payable to each employee, and a schedule of the timing of payment of compensation to each employee.

(c) Except as set forth on Schedule 5.9(c), the Business Leases and Agreements listed on Schedule 1.1(c) constitute valid and binding obligations of Seller and, to the knowledge of Seller, are in full force and effect as of the date hereof and, with the exception of agreements which (i) will have expired according to their terms, or (ii) are not material to the continued operation of the Business substantially as operated on the date hereof and have been terminated by the mutual consent of the parties thereto in the ordinary course of business, will on the Closing Date constitute valid and binding obligations of Seller and the other party thereto and will be in full force and effect.

(d) Seller is not in default nor has Seller received notice that any other party is in default under any of Business Leases and Agreements and there has not occurred any event which (whether with or without notice, lapse of time or the occurrence of any other event) would constitute such a default by Seller.

(e) Except as set forth on Schedule 5.9(e), no consent is required for the assignment of any of the Business Leases or Agreements to Buyer.

(f) Except as set forth on Schedule 5.9(f), all of the property subject to Business Leases and Agreements is in good operating condition and repair, subject to ordinary wear and tear.

      5.10  Title to Assets. Except as set forth on Schedule 5.10, Seller has good title to all of the Assets, all free and clear of all liens, claims, pledges, encumbrances, charges, taxes, imposts, levies, equities in third parties, restrictions and defects of any kind.

      5.11  No Litigation. Except as disclosed on Schedule 5.11, there is no suit or action (legal, equitable, or administrative), claim, arbitration or other proceeding or governmental investigation pending or, to the best of Seller’s knowledge, threatened, which would (i) have a material adverse effect on Seller acting as a securities broker/dealer under federal or state laws applicable to Seller, or (ii) affect the title to or interest of Seller in any of the Assets or the operation or conduct of the Business. Seller is not operating under or subject to any order, writ, injunction, decree or judgment of any court or governmental authority. Except as disclosed on Schedule 5.11, Seller is not aware of any pending or threatened dispute with any of its agents, customers, suppliers, employees or independent contractors.

      5.12  Broker’s or Finder’s Fees. No agent, broker, investment banker, or other person or firm acting on behalf of Seller or under its authority is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement.

      5.13  Violation of Laws. Seller has not received any notice of, and has no knowledge of any existing facts or conditions which will result in, any violations of any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment or decree of any governmental authorities (federal, state, local or otherwise) and the conduct of the Business by Seller as conducted in the past, as presently conducted and as will be conducted on the Escrow Release Date does not and will not on the Escrow Release Date constitute such a violation as will have a material adverse effect on the Business. To Seller’s knowledge, no employee, agent, representative or other person acting on the authority of Seller has paid or received any bribe or unlawful payment of money or other thing of value, or furnished or been given any other unlawful inducement to or from any person, business association or governmental entity in the United States or elsewhere in connection with or in furtherance of the business of Seller and Seller’s business is not in any manner dependent upon the making or receipt of such payment, discounts or other inducements.

      5.14  Tax Reports, Returns and Payment.

(a) Except as disclosed in Schedule 5.14(a), Seller has accurately prepared and timely filed all federal and applicable state, local, and foreign tax or assessment reports and returns of every kind required to be filed by Seller with relation to the Business or the Assets, including, without limitation, income tax, sales and use tax, personal property tax and unemployment tax, and has duly paid all taxes and other charges (including interest and penalties) due to or claimed to be due by any taxing authorities. Where required, timely estimated payments or installment payments of tax liabilities have been made to all governmental agencies in amounts sufficient to avoid underpayment penalties or late payment penalties applicable thereto.

(b) Except as disclosed in Schedule 5.14(b) hereto, the provisions for taxes shown in the Financial Statements are and will be adequate to cover the aggregate liability of Seller as of the Escrow Release Date for all taxes, duties and charges based on the income, purchases, sales, business, capital stock or surplus, or assets of Seller relating to the Business.

      5.15  Insurance. Attached hereto as Schedule 5.15 is a list or brief description of each policy of property, casualty, liability, product liability, life, workers compensation and other forms of insurance of any kind owned or held by Seller. All such policies (i) are in full force and effect; (ii) are valid, outstanding and enforceable; and (iii) provide that they will remain in full force and effect through the respective dates shown on Schedule 5.15. Seller will use reasonable business efforts to maintain or cause to be maintained such insurance in force until the Escrow Release Date hereunder and, if Seller’s reasonable business efforts do not result in such insurance being maintained in force, Seller promptly will give notice to such effect to Buyer. Except as set forth in Schedule 5.15, no insurance policy carried by Seller requires or allows retrospective changes in the charges for premiums therefor.

      5.16  Employee Plans. Except as reflected on Schedule 5.16, there are no collective bargaining agreements, no deferred compensation, bonus, pension, profit sharing, retirement or other employee benefit plans or arrangements presently in force with respect to the employees of the Business, whether sponsored by Seller or any affiliate of Seller, and neither Seller nor any affiliate of Seller has any commitment to create any such plans with respect to the employees of the Business. Seller has complied in all material respects and is in material compliance with all laws and regulations relating to employment of labor. Schedule 5.16 describes all personnel brochures or handbooks delivered to employees of Seller or in effect since January 1, 1996. Except as set forth in Schedule 5.16, there are no “employee benefit plans” or “employee welfare plans” (collectively, the “Plans”) as such terms are defined in the Employee Retirement Income Security Act of

1974 (“ERISA”) maintained by Seller or any affiliate under which Seller has any liability, other than those described or referred to in Schedule 5.16. No Plan or trust with respect to which there may be termination liability or premiums due ERISA, under which there may be a payment or penalty payable to the Pension Benefit Guaranty Corporation (“PBGC”) or under which there may otherwise be a liability for which Buyer may have direct or indirect responsibility has been completely or partially terminated since September 1, 1974. Except as set forth in Schedule 5.16, all Plans and any trust forming a part thereof which are subject to ERISA and with respect to which Buyer may have any liability under ERISA or other direct or indirect responsibility, as successor employer or otherwise, are and have been administered in compliance with ERISA; no “reportable event,” as such term is used in ERISA, has heretofore occurred with respect to any Plan; no fact or circumstance exists that might cause the PBGC to seek to terminate any Plan pursuant to ERISA; and no person has participated in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended) that could subject Seller or any affiliate or any trustee, administrator or other fiduciary to any tax, penalty or liability. The aggregate present value of all projected benefit obligations, whether vested or not, under those Plans that are employee pension benefit plans subject to Title IV of ERISA do not exceed the value of the assets of such Plans allocable to such vested and non-vested projected benefit obligations. None of the Plans is a multiemployer plan as defined in ERISA. None of the Plans subject to Section 412 of the Code or any trust established in connection therewith has incurred any “accumulated funding deficiency,” as such term is defined in Section 412 of the Code, whether or not waived, since the effective date of Section 412. Except as set forth on Schedule 5.16, no severance pay or similar termination compensation is owed to any past or present employee of Seller for services rendered prior to the date hereof.

      5.17  Labor Relations. Except as set forth in Schedule 5.17, Seller knows of no activities of any labor union or representative thereof to organize any employees of Seller, and there are no strikes, work stoppages, grievance proceedings or other controversies pending or, to Seller’s knowledge, threatened between Seller and any employees of Seller.

      5.18  Accuracy of Information. No information set forth in any schedule, exhibit or any written information provided to Buyer pursuant to the requirements of this Agreement or the Escrow Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading. Seller has not withheld from Buyer any facts which materially and adversely affect the property or the prospects, profits or conditions (financial or otherwise) of the Business. No representation in this Article contains any untrue statement of a material fact or omits to state any material fact the omission of which would be misleading.

      5.19  Political Contributions. Neither Seller nor any of its employees, affiliates or political action committees controlled by it or its affiliates has made any political contributions or engaged in any activity as described in Municipal Securities Rulemaking Board Rule G-37, as amended, which would cause the disqualification of Seller from engaging in the municipal securities business with an issuer pursuant to the terms of such Rule and Seller has kept all appropriate records as required by such Rule.

      5.20  Representations and Warranties at Closing. All representations and warranties of Seller contained in this Agreement (including the Schedules hereto) shall be true, correct and complete on the Escrow Release Date as if made again on the Escrow Release Date.

Section 6.  Buyer’s Representations, Warranties and Covenants. Buyer represents, warrants and covenants to Seller and Yang as follows:

      6.1  Due Incorporation. Buyer is a Nevada corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; has the corporate power and authority to own and lease the properties presently owned or leased by it and to conduct its business as presently conducted and as proposed to be conducted upon the acquisition of the Assets.

      6.2  Authorization of Agreement. The execution, delivery and performance of this Agreement have been duly and validly authorized and approved by all necessary corporate action on behalf of Buyer, including without limitation Buyer’s Board of Directors and, if required, shareholders. Buyer has the corporate power and authority to execute, deliver and perform this Agreement and such other agreements necessary to consummate the transactions hereby contemplated and this Agreement constitutes, and such other agreements will constitute, the valid and binding obligations of Buyer, each enforceable in accordance with their respective terms.

      6.3  No Conflict. Except as provided for in Schedule 6.3, no filings, authorizations, consents or approvals are required for Buyer’s consummation of the transactions contemplated hereby and the execution, delivery and performance of the other instruments to be made by Buyer in connection therewith. Neither such execution, delivery and performance nor compliance by Buyer with the terms and provisions hereof or of such other instruments will conflict with or result in a breach of any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Buyer or any statute, law, ordinance, regulation, rule, judgment, order, injunction, decree, writ or ruling of any court or other governmental authority to which Buyer is subject or of any agreement, contract or restriction to which Buyer is a party or to which it is subject or will constitute a material default hereunder.

      6.4  Broker’s or Finder’s Fees. No agent, broker, investment bank or other person or firm acting on behalf of Buyer or under its authority is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, or in connection with the transactions contemplated by this Agreement.

      6.5  Maintenance of Books and Records. Buyer hereby agrees that it shall maintain for a period of at least three (3) years from the Escrow Release Date or longer if required by applicable laws or regulations, copies of the Records after the Escrow Release Date at a location in the Twin Cities metropolitan area and shall provide Seller access thereto and the right to make copies thereof, upon reasonable notice and at reasonable times, for any reasonable business purpose that Seller may request. If, at any time during the ninety (90) day period immediately preceding the third anniversary of the Escrow Release Date, or after such period if any copies of the Records are still maintained by Buyer, Seller gives Buyer notice that Seller desires to maintain certain specifically identified Records for a specified good reason (which will be evaluated by Buyer reasonably), Buyer agrees to refrain from destroying such Records so long as Seller removes them from Buyer’s location within ten (10) business days after Buyer’s request that Seller do so.

      6.6  Regulatory Compliance. Buyer is a member in good standing of the National Association of Securities Dealers, Inc. and is registered or licensed as a broker or dealer in all states in which Buyer is required to be registered. Except as disclosed in Schedule 6.6, Buyer is not aware of any suit or action (legal equitable or administrative) claim, arbitration or other proceeding or governmental investigation pending or, to the best of Buyer’s knowledge threatened, which would have a material adverse effect on Buyer’s continued good standing as a securities broker/dealer under federal and state laws applicable to Buyer.

      6.7  Accuracy of Information. No information set forth in any schedule or exhibit or any written information provided by Buyer pursuant to the requirements of this Agreement or the Escrow Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading. No representation in this Article contains any untrue statement of a material fact or omits to state any material fact, the omission of which would be misleading.

      6.8  Political Contributions. Neither Buyer nor any of its employees, affiliates or political action committees controlled by it or its affiliates has made any political contributions or engaged in any activity as described in Municipal Securities Rulemaking Board Rule G-37, as amended, which would cause the disqualification of Buyer from engaging in the municipal securities business with an issuer pursuant to the terms of such Rule and Buyer has kept all appropriate records as required by such Rule.

      6.9  Representations and Warranties at Closing. All representations and warranties of Buyer contained in this Agreement (including the Schedules hereto) shall be true, complete and correct on the Escrow Release Date as if made again on the Escrow Release Date.

Section 7.  Affirmative Covenants of Seller and Yang.

      Between the date of this Agreement and the Escrow Release Date, Seller and Yang will:

      7.1  Ordinary Course of Business. Except as otherwise specifically provided herein, until the Escrow Release Date, maintain Seller’s ordinary and customary operating, marketing, promotional, sales and advertising practices, policies, procedures, operations and activities consistent with Seller’s past practices in prior years for the same time periods (including, but not limited to, expenditures for capital improvements and expenditures for advertising) all in substantial conformity with all applicable laws, ordinances, regulations, rules and orders. All accounts payable of the Seller have been and will continue to be, until the Escrow Release Date, paid in accordance with prior customary practice (including, without limitation, timing).

      7.2  Reasonable Business Efforts. Use their reasonable business efforts to preserve the Business intact and to preserve the goodwill and business of its customers, and others having business relations with Seller, and continue to conduct the financial operations of Seller, including its credit and collection policies, with the same effort, to substantially the same extent and in substantially the same manner as in the prior conduct of the Business.

      7.3  Access. Upon reasonable notice to Seller, provide Buyer and representatives of Buyer with reasonable access, during normal business hours, to the Business, its employees and the properties, titles, contracts, books, files, logs, records, personnel data and affairs of the Business, and furnish such additional existing information concerning the Business as Buyer may from time to time reasonably request. The Buyer shall be entitled to reasonable inspection of the Business, the Assets, the operation thereof, and to notice of any developments which are not in the ordinary course of business, it being understood, however, that in connection with such inspection, Buyer shall give no instructions to employees of the Seller or make any announcements implying that Buyer controls or operates the Business prior to the Escrow Release Date.

      7.4  Maintenance. Maintain the Assets in their present condition, repair and order, reasonable wear and tear from ordinary usage excepted.

      7.5  Books and Records. Maintain the books, accounts and records of the Business in the usual and ordinary manner and deliver to Buyer copies of any information concerning the operations or financial condition of the Business as Buyer may from time to time reasonably request and which is prepared by Seller or caused by Seller to be prepared in the ordinary course. Promptly upon their being available, Seller will provide to Buyer balance sheets and profit and loss statements with respect to the Business for each month subsequent to the Balance Sheet Date, and prior to the Escrow Release Date and, with respect to each such balance sheet and profit and loss statement, the representations set forth in Section 5.4 will be applicable.

      7.6  Taxes. Pay or cause to be paid or provided for, as and when due and payable, all income, property, sales, use, franchise, excise, social security, withholding, worker’s compensation and unemployment insurance taxes and all other taxes of or relating to the Business, the Assets and employees of the Business, required to be paid to city, county, state, federal and other governmental units through and including the Escrow Release Date.

      7.7  Schedules. At least five (5) days prior to the Escrow Release Date, Seller shall deliver to Buyer a list of any and all amendments to the Schedules necessary to update the Schedules from and after the date hereof; Seller shall continually update such list from such time through and to the Escrow Release Date. If (a) Seller delivers to Buyer any amendment to a Schedule which amendment contains information that Buyer determines in its sole discretion could have a material adverse impact on the assets or the operation of the Business, and (b) Buyer and Seller cannot agree on an adjustment of the Purchase Price, then the Buyer shall have an absolute right to fail to provide any certificate to the Escrow Agent on September 13, 1999.

Section 8.  Negative Covenants of Seller.

      Between the date hereof and completion of the deliveries contemplated by the Escrow Agreement, except as contemplated by this Agreement, Seller and Yang will not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld:

      8.1  Employees. With respect to employees of the Business, enter into any agreements with employees, increase the compensation or bonuses payable to or to become payable by Seller to any of the employees or effect any changes in the management, personnel policies, commission structure or employee benefits.

      8.2  Liens. Create, assume or permit to exist any new mortgage, deed of trust or pledge, or further subject to any lien or encumbrance any of the Assets, except as may be permitted under loan agreements of Seller as to which all indebtedness will be paid in full at or prior to the Escrow Release Date.

      8.3  Sale of Assets. Except as set forth in Schedule 8.3 or as otherwise permitted herein, sell, assign, lease or otherwise transfer or dispose of any of the Assets, whether now owned or hereafter acquired, and except for dispositions in the normal and usual course of business.

      8.4  Contracts.

(a) Enter into any material contract, agreement or understanding except in the usual and ordinary course of business in accordance with the normal business practices of the Business;

(b) Renegotiate, modify, amend or terminate any agreements listed on Schedule 1.1(c) or 1.1(d).

(c) Take any of the other actions described in clauses (c) through (p) of Section 5.9.

      8.5  Negotiations with Others. Directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information to, any individual, corporation, partnership, entity or group concerning any merger, sale of substantial assets, sale of shares of capital stock of Seller, or similar transaction involving Seller other than Buyer.

Section 9.  Survival of Representations: Rights of Indemnification.

      9.1  Survival of Representations. All representations, warranties, covenants, agreements and indemnities made by any party to this Agreement herein and in any certificate delivered pursuant hereto at the Closing shall also be deemed made on and as of the Escrow Release Date as though such representations, warranties, covenants, agreements and indemnities were made on and as of such date, and all such representations, warranties, covenants, agreements and indemnities shall survive completion of the transactions contemplated herein, shall be deemed to have been relied upon and shall not be affected by any investigation, audit or inspection at any time made by or on behalf of any party hereto, the knowledge of any of such party or parties or its or their officers, directors, shareholders, employers or agents or the acceptance by said party or parties of any certificate or opinion.

      9.2  Indemnification of Buyer. Seller and Yang hereby agree to indemnify, defend and hold Buyer, its successors and assigns, harmless from and against:

(a) Any and all claims, liabilities, costs, expenses, losses and obligations of every kind and description, contingent or otherwise (collectively, “Damages”), arising from or related to the Assets or operation of the Business prior to the Escrow Release Date including, but not limited to, any and all Damages arising or required to be performed prior to the Escrow Release Date under any contract or instrument assumed by Buyer hereunder and any violation or alleged violation of any rule or regulation of any federal, state, local or self-regulatory or administrative body, including rules regarding the employment of labor and equal employment opportunity;

(b) Damages of Buyer relating to liabilities of Seller not expressly assumed by Buyer pursuant to this Agreement;

(c) Damages resulting from any misrepresentations, breach of warranty, or nonfulfillment of any agreement on the part of Seller or Yang under this Agreement, or from any misrepresentation in or omission from (necessary to make such certificate true) any certificate, schedule, exhibit or other instrument furnished to Buyer pursuant to this Agreement or in connection with any of the transactions contemplated hereby;

(d) Any and all Damages, assessments and judgments incurred by Buyer or its assigns as a result of Seller’s or Yang’s failure or refusal to defend any actions, suits or proceedings by third parties due to any third party claim incident to, or otherwise comply with, any of the foregoing provisions.

      9.3  Indemnification of Seller and Yang. Buyer hereby agrees to indemnify and hold Seller and Yang and its successors and assigns harmless from and against:

(a) Damages arising from or related to the Assets or operation of the Business subsequent to the Escrow Release Date including, but not limited to, any and all claims, liabilities and obligations arising or required to be performed subsequent to Escrow Release Date relating to the Assumed Liabilities;

(b) Damages resulting from any misrepresentations, breach of warranty, non-fulfillment of any agreement on the part of Buyer under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished to Seller pursuant to this Agreement, or in connection with any of the transactions contemplated hereby; and

(c) Any and all Damages, assessments and judgments incurred by Seller as the result of Buyer’s failure or refusal to defend any actions, suits or proceedings by third parties due to any third party claim incident to, or otherwise comply with, any of the foregoing provisions.

      9.4  Limitations. An Indemnitee shall not make any claim for indemnification with respect to any item of Damages until the aggregate amount of Damages suffered by such Indemnitee shall exceed $5,000, at which time such Indemnitee shall be entitled to indemnification for all Damages, but in no event shall a party against whom indemnification is sought (“Indemnitor”) be liable for Damages in a cumulative total in excess of $1,000,000.

      9.5  Procedure. In order for an Indemnitor to be fully informed at all times concerning its possible obligations to give indemnity to the claimant thereof under the provisions of this Section 11 (the “Indemnitee”) and to permit the amounts thereof to be minimized, if the Indemnitee suffers or is threatened with or incurs any loss, damage or expense for which it would be entitled to be indemnified, the Indemnitee shall promptly give notice to Indemnitor after obtaining knowledge of any claim and, if such indemnity shall arise from the claim of a third party, shall permit Indemnitor to assume the defense of any such claim or any litigation resulting from such claim, provided that Indemnitee shall not be required to permit Indemnitor to assume the defense of any third party claim which if not first paid, discharged or otherwise complied with would result in an interruption or cessation of the conduct or operation of the Business or any material part thereof or otherwise materially adversely affect the Business or the Assets. Failure by Indemnitor to notify the Indemnitee of its election to defend any such claim or action by a third party within ten (10) days after notice thereof (accompanied by the information required by this Section) shall have been given to Indemnitor, shall be deemed a waiver by Indemnitor of its right to defend such claim or action.

      9.6  Obligations of Indemnitor. If Indemnitor assumes the defense of such claim by a third party or litigation resulting therefrom, the obligations of Indemnitor hereunder as to such claim shall include taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom, including the retention of counsel reasonably satisfactory to the Indemnitee, and holding the Indemnitee harmless from and against any and all claims caused by or arising out of any settlement approved by Indemnitor or any judgment in connection with such claim or litigation resulting therefrom. Without the prior written consent of the Indemnitee, Indemnitor shall not, in the defense of such claim or any litigation, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a release, in form reasonably satisfactory to the Indemnitee, from all liability in respect of such claim or litigation. Notwithstanding the foregoing, the Indemnitee will be entitled to participate in the defense of such claim or litigation at its own expense. If the defendants in any such action include both the Indemnitee and Indemnitor and the Indemnitee shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the Indemnitor, the Indemnitee shall have the right, at the expense of Indemnitor, to select separate counsel to assume such legal defenses, and to otherwise participate in the defense of such action, on behalf of Indemnitee.

      9.7  Failure to Assume. If Indemnitor does not assume the defense of any such claim by a third party or litigation resulting therefrom, the Indemnitee may defend against such claim or litigation in such manner as it deems appropriate and the Indemnitee may settle such claim or litigation on such terms as it deems appropriate and Indemnitor shall, in accordance with the provisions of this Section 9.7, reimburse the Indemnitee for the amount of such settlement and for all losses and expenses incurred by Indemnitee in connection with the defense against or settlement of such claim or litigation.

      9.8  Cooperation. Each party will cooperate with the other in resolving or attempting to resolve any claim and will permit the other party access to all books and records which might be useful for such purpose, during normal business hours and at the place where the same are normally kept, with full right to make copies thereof or extracts therefrom at the cost of the copying party.

      9.9  Tax and Insurance Benefit. Any amount recoverable by an Indemnitee pursuant to this Section 9 shall be reduced by any tax savings realized and insurance proceeds received by such Indemnitee in respect of the Damages asserted after taking into account any tax cost that will result to such Indemnitee on account of receipt of the indemnification payment or future increase in insurance premiums that will result from the event giving rise to the indemnification payment.

      9.10  Limitation as to Time. Except for Damages resulting to an Indemnitee on account of a claim against the Indemnitee by a third party (other than governmental claims relating to periods after the Escrow Release Date) as to which there shall be no limitation, no claim for indemnification shall be initiated hereunder after the end of the two (2) years following the Escrow Release Date. Any claim for indemnification asserted on or prior to the end of the applicable limitation period specified in the preceding sentence shall continue to be subject to indemnification in accordance with this Agreement.

Section 10.  Risk of Loss.

      The risk of any loss, damage or destruction to any of the Assets from fire or other casualty or loss shall be borne by Seller at all times prior to the Escrow Release Date. Upon the occurrence of any material loss or damage to any of the Assets as a result of fire, casualty, or other causes prior to the Escrow Release Date, Seller shall notify Buyer thereof in writing immediately stating with particularity the extent of the loss or damage incurred, the cause of damage, if known, and the extent to which restoration, replacement and repair of the Assets lost or destroyed will be reimbursed under any insurance policy with respect thereto. Provided Seller has not repaired, restored or replaced the damaged Assets by the Escrow Release Date, and provided Buyer is not then in default hereunder, Buyer shall have the option (but not the obligation) exercisable on the Escrow Release Date to either:

(a) terminate the Escrow Agreement;

(b) postpone the Escrow Release Date until such time as the property has been completely repaired, replaced or restored; or

(c) elect to consummate completion of the transactions contemplated herein and accept the property in its “then” condition, in which event Seller shall assign to Buyer all rights under any insurance claim covering the loss and pay over to the Buyer any proceeds under any such insurance policy theretofore received by Seller with respect thereto; provided however, the proceeds of any business interruption insurance shall be prorated between Buyer and Seller.

In the event that prior to the Escrow Release Date the Assets shall suffer an uninsured loss or damage to the extent of more than Four Hundred Thousand Dollars ($400,000.00), Seller shall have the option, exercisable at any time within ten (10) business days after the occurrence of such loss or damage, to terminate the Escrow Agreement by written notice to such effect to Buyer; provided, however, that no such termination shall be effective if, within twenty (20) business days after receipt of a notice of termination, Buyer elects to consummate completion of the transactions contemplated herein pursuant to the terms of this Agreement and accept the Property in its “then” condition, in which event Seller shall assign to Buyer all rights under any insurance claim covering any loss and pay over to Buyer any proceeds of any such insurance policy theretofore or thereafter received by Seller with respect thereto (except that the proceeds of any business interruption insurance shall be prorated between Buyer and Seller). In the event Seller elects to terminate the Escrow Agreement and Buyer then elects to consummate completion of the transactions contemplated herein, as provided in the previous sentence, within thirty (30) business days prior to the Escrow Release Date, the Closing shall be postponed until the end of said thirty business day period.

Section 11.  Confidentiality.

      11.1  Confidential Information of Seller. If, for any reason, the transactions contemplated by this Agreement or the Escrow Agreement are not consummated, Buyer shall not disclose to third parties or otherwise use any confidential information received from Seller in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement or the Escrow Agreement; provided, however, that nothing shall be deemed to be confidential information which:

(a) is known to Buyer at the time of disclosure by Seller;

(b) becomes publicly known or available without the disclosure thereof by Buyer in violation of this Agreement; or

(c) is rightfully received by Buyer from a third party.

      11.2  Confidential Information of Buyer. If, for any reason, the transactions contemplated by this Agreement or the Escrow Agreement are not consummated, Seller shall not disclose to third parties or otherwise use any confidential information received from Buyer in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement or the Escrow Agreement; provided, however, that nothing shall be deemed to be confidential information which:

(a) is known to Seller at the time of disclosure by Buyer;

(b) becomes publicly known or available without the disclosure thereof by Seller in violation of this Agreement; or

(c) is rightfully received by Seller from a third party.

Section 12.  Miscellaneous.

      12.1  Assignment, Successors, Assigns, Etc.

(a) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Each of the parties hereto acknowledge and agree that Buyer may assign its rights hereunder or under the Escrow Agreement to any affiliate of Buyer, but in no event shall any such assignment operate to release Buyer from any obligation or liability under this Agreement. The parties further acknowledge and agree that all representations, warranties and covenants made herein by Seller and Yang are for the benefit of Buyer and any assignee of Buyer.

(c) Except for such successors and assigns, it is understood that the benefits of this Agreement and the Escrow Agreement shall inure solely to the parties hereto and no third party shall be a beneficiary hereof, whether by implication, law or otherwise.

      12.2  Construction. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota. This Agreement (and the Schedules and Exhibits attached hereto, and the agreements, instruments and other documents to be delivered pursuant hereto), supersedes all prior agreements between the parties hereto with respect to the subject matter hereof and constitutes the entire agreement between the parties hereto relating to the subject matter hereof. No waiver by any party of any provision hereof shall be effective unless in writing. No waiver of any one occurrence shall be deemed a waiver of any other or similar occurrence unless specifically waived in writing.

      12.3  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

      12.4  Notices. All notices, requests and other communications from any of the parties hereto to the other shall be (a) in writing, (b) delivered by hand or by telefax (with confirming copy delivered by mail) or by prepaid overnight courier service for delivery to the officer of Buyer or Seller identified below, (c) deemed to have been given on the date of delivery to such corporate officer, which in the case of overnight courier service shall be as set forth in the records of the courier service, and (d) addressed as follows:

(i)

If to the Seller to:

M-One Investment Securities, Inc.

456 Montgomery Street, Suite 1300
San Francisco CA 94104

With a copy to:

Joseph G. Mason, Esq

Coudert Brothers
303 Almaden Boulevard, Fifth Floor
San Jose CA 95110-2721

(ii)

If to the Buyer to:

Stockwalk.com, Inc.

Attention: Eldon C. Miller, Chairman
5500 Wayzata Boulevard, Suite 800
Minneapolis, Minnesota 55416

With a copy to:

Philip T. Colton, Esq

Maun & Simon, PLC
2000 Midwest Plaza Building West
801 Nicollet Mall
Minneapolis, Minnesota 55402
If to Yang to:

William Yang

456 Montgomery Street, Suite 1300
San Francisco CA 94104

With a copy to:

Joseph G. Mason, Esq.

Coudert Brothers
303 Almaden Boulevard, Fifth Floor
San Jose CA 95110-2721

      12.5  Successor Employer. If requested by Buyer, Seller agrees to cooperate fully with Buyer to allow Buyer to be treated as a “successor employer” (as defined in the Internal Revenue Code and regulations thereunder) for purposes of federal unemployment and FICA taxes.

      12.6  Survival and Further Assurances. All covenants, representations, warranties and indemnities made herein shall survive the Escrow Release Date. Seller shall, from time to time, at the request of Buyer and without further consideration, execute and deliver such instruments of transfer, conveyance and assignment in addition to those delivered pursuant to Section 4 hereof, and take such other action as Buyer may reasonably require to more effectively transfer, convey, assign to and vest in Buyer and to put Buyer in possession of any asset or property to be transferred, conveyed, assigned and delivered hereunder to Buyer by Seller or otherwise to effect the transactions contemplated hereby and the provisions hereof. Buyer agrees to execute and file or deliver any and all additional documents or instruments as reasonably requested by Seller which are necessary or appropriate to consummate the transactions contemplated hereby.

      12.7  Attorney’s Fees. In the event of any dispute hereunder between the parties hereto, the party prevailing in any litigation or arbitration instituted hereunder shall be entitled to recover from the other its costs and expenses thereof, including, specifically, its reasonable attorneys fees.

      12.8  Knowledge. Knowledge, as used in this Agreement or the instruments, certificates, schedules, exhibits or other documents required under this Agreement, means actual knowledge of a fact or constructive knowledge that a reasonably prudent person in a like position would have known or should have known, the fact.

      12.9  Publicity. Seller and Buyer each represent and warrant that it will make no announcement to public officials or the press in any way relating to the transactions described herein without the prior written consent of all parties.

      IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed as of the day and year first above written.

M-ONE INVESTMENT SECURITIES, INC.

By:	/s/ WILLIAM YANG

Its: President and Chief Executive Officer

STOCKWALK.COM, INC.

By:	/s/ RANDY NITZSCHE

Its: Executive Vice President

Exhibits/Schedules Omitted

Escrow Agreement

Consulting Agreement
Bill of Sale
Assignment and Assumption of Contracts
$200,000.00 Promissory Note
$400,000.00 Promissory Note
Opinion of Buyer’s Counsel
Opinion of Seller’s Counsel
Copy of $400,000 trust check
Copy of Stock Certificate
Secretary’s Certificate for Buyer
Minutes of Stockwalk.com, Inc. Approving Purchase
Minutes of StockWalk.Com Group Inc. Approving Guaranties
Subscription Agreement
Amendment to Clearing Agreement (MJK/ MPAC)
Amendment to Seller’s Articles of Incorporation
Minutes of Seller Approving Purchase

Schedule 1.1(b)	— Furniture, Fixtures, and Equipment
Schedule 1.1(c)	— Business Losses & agreements
Schedule 1.1(d)	— General Intangibles
Schedule 1.2	— Excluded Assets
Schedule 2	— Assumed Liabilities
Schedule 5.3	— Consents of Approvals
Schedule 5.5	— Subsequent Events
Schedule 5.9(a)	— Agreements
Schedule 5.9(e)	— Consents to Assignments
Schedule 5.15	— Insurance

A copy of the omitted exhibits / schedules will be provided upon request